Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and the Shareholders
Asia Pacific Wire & Cable Corporation Limited
     We consent to the incorporation by reference in this registration statement on Post-Effective Amendment No. 5 to Form F-l of Asia Pacific Wire & Cable Corporation Limited (the “Company”) of our reports dated June 19, 2009 and June 29, 2009 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2007 and 2008 and for the years ended December 31, 2006, 2007 and 2008, included in the Annual Report on Form 20-F and Form 20-F/A filed with the Securities and Exchange Commission on June 26, 2009 and July 6, 2009, respectively. We also consent to the reference to Mazars LLP under the caption “Experts” in such registration statement.

Mazars LLP
Public Accountants and
Certified Public Accountants
Singapore
June 24, 2010